Exhibit 10.1

AMENDMENT NUMBER ONE TO EMPLOYMENT AGREEMENT

This Amendment Number One to Employment Agreement (“Amendment”) is made and entered into as of      day of March, 2010 by and between Carmike Cinemas, Inc. (“Carmike”) and S. David Passman III (“Executive”).

WHEREAS, Carmike and Executive entered into an Employment Agreement dated as of June 4, 2009 (“Employment Agreement”) pursuant to which Carmike employs Executive as its President and Chief Executive Officer;

WHEREAS, Carmike and Executive desire to have the flexibility to set Executive’s target annual bonus under the Employment Agreement at 50% of Executive’s base salary (or such higher percentage as the Committee may determine from time to time) and desire to amend the Employment Agreement to reflect this change;

WHEREAS, Carmike and Executive desire to amend the Employment Agreement to revise the determination of the severance benefit in light of certain tax deduction issues raised under Internal Revenue Code § 162(m) with respect to Carmike’s annual executive bonus program;

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth herein, Carmike and Executive hereby amend the Employment Agreement to read as follows effective as of January 1, 2010:

§ 1

By amending the first sentence of § 3.3, Annual Bonus, to read as follows:

“Executive shall be eligible for an annual bonus each calendar year during the Term, starting with the 2009 calendar year (January 1-December 31, 2009) in an amount equal to 0%-150% of Base Salary, with a target annual bonus equal to 50% of Base Salary or such higher percentage as determined from time to time by the Committee.”

§ 2

By amending § 7.1(b) to read as follows:

“(b) Carmike shall pay Executive a total amount equal to (i) 2 times his Base Salary (at a rate equal to the highest level of Base Salary Executive was paid in the year prior to his termination of employment), plus (ii) 2 times his target Annual Bonus for the calendar year prior to the calendar year in which his termination of employment occurs, plus (iii) solely for a termination or resignation under § 7.1(a) that occurs during calendar year 2010 and on or after the date there is a Change in Control, $630,000. This severance benefit shall be payable in equal monthly installments (subject to applicable tax withholdings) over the twenty-four (24) consecutive month period which starts on the date Executive has a separation from service (within he meaning of § 409A of the Code), subject to Section 7.1(e) below.”

IN WITNESS WHEREOF, Carmike and Executive have executed this Amendment Number One this      day of March, 2010.

CARMIKE CINEMAS, INC.

By:
Lee Champion
Senior Vice President, General Counsel and Secretary

EXECUTIVE

S. David Passman III